Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - April 24, 2019) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2019.

1st Quarter 2019 Summary

•	Net Sales growth of 1% quarter over quarter versus a 7% quarter over quarter reduction in global light vehicle production volumes

•	Gross Margin of 36.2%, including negative tariff impact of 90 basis points

•	Earnings per Diluted Share at $0.40 per share

•	4.7 million shares repurchased during the quarter
For the first quarter of 2019, the Company reported net sales of $468.6 million, which was an increase of 1% compared to net sales of $465.4 million in the first quarter of 2018. This growth was in contrast to global light vehicle production that declined approximately 7% in the first quarter of 2019 when compared to the first quarter of 2018. Additionally, the actual global light vehicle production levels worsened in excess of 3% for the first quarter of 2019, when compared to IHS Markit's mid-January forecast for the first quarter of 2019.
"The first quarter of 2019 started off in a very similar fashion to the second half of 2018, with vehicle production forecasts being optimistic about growth, but with actual results coming in well short of those forecasts," said President and CEO Steve Downing. "Such an environment obviously makes forecasting difficult and continues to be a reason for our conservative outlook for the remainder of the year. Despite these vehicle production volume headwinds and certain Company specific product headwinds, our revenue outperformed our underlying markets by approximately 8%. Our growth was driven by very solid performance of the Full Display Mirror which helped us overcome the significant volume reductions in our primary industry."
For the first quarter of 2019, the gross margin was 36.2%, which was down when compared to a gross margin of 37.1% in the first quarter of 2018. The gross margin during the quarter was negatively impacted by approximately 90 basis points due to tariffs that became effective in the second half of calendar

Exhibit 99.1

year 2018. "Our ability to maintain our gross margin on a quarter over quarter basis, if not for the 90 basis point impact from tariffs, required a tremendous effort from the team to overcome the headwinds created from our annual customer price reductions and the overhead inefficiencies from the slower growth rate. The resiliency in the gross margin was supported by the positive product mix shifts during the first quarter of 2019, including continued growth in Full Display Mirror unit shipments and a 9% quarter over quarter growth rate in exterior auto-dimming mirrors in the first quarter of 2019,” said Downing.
Operating expenses during the first quarter of 2019 were up 9% to $48.0 million when compared to operating expenses of $44.1 million in the first quarter of 2018. "Operating expenses are in-line with our stated expectations for calendar year 2019 as we continue to focus on increasing our growth rate through additional launches of Full Display Mirror, Integrated Toll Module and additional auto-dimming mirror applications. Our operating expenses are also focused on new product innovation that will allow us to expand our product portfolio in the areas of connected car, digital vision and large area dimmable devices. We remain confident in the potential long-term growth opportunities of these product areas based on the high level of OEM engagement we received at CES in January and that has continued since that time," concluded Downing.
Income from operations for the first quarter of 2019 decreased 5% to $121.6 million when compared to income from operations of $128.5 million for the first quarter of 2018. The decrease in income from operations was primarily due to increased operating expenses and lower gross margin dollars.
Other income increased to $3.3 million in the first quarter of 2019 compared to $3.2 million in the first quarter of 2018, primarily due to decreased interest expense.
During the first quarter of 2019, the Company's effective tax rate was 16.5%, up from 15.6% during the first quarter of 2018, primarily driven by a decrease in tax benefits related to stock-based compensation.
Net income for the first quarter of 2019 decreased 6% to $104.3 million compared with net income of $111.2 million in the first quarter of 2018, which is primarily a result of the increased operating expenses and an increased tax rate on a quarter over quarter basis.
Earnings per diluted share in the first quarter of 2019 remained at $0.40, in-line with earnings per diluted share of $0.40 in the first quarter of 2018, as a result of the 7% reduction in diluted shares outstanding

Exhibit 99.1

from share repurchases which are a part of the execution of the Company's previously disclosed capital allocation strategy.
Automotive net sales in the first quarter of 2019 were $455.8 million, compared with automotive net sales of $455.0 million in the first quarter of 2018. Full Display Mirror® and exterior auto-dimming mirror unit shipment growth was essentially offset by reductions in interior auto-dimming mirror unit shipments when compared to the same quarter in the prior year. The reduction in interior auto-dimming mirror units shipments was primarily related to the decline in global light vehicle production.
Other net sales in the first quarter of 2019, which includes dimmable aircraft windows and fire protection products, were $12.8 million, an increase of 23% compared to other net sales of $10.4 million in the first quarter of 2018.
Share Repurchases
During the first quarter of 2019, the Company repurchased approximately 4.7 million shares of its common stock at an average price of $20.37 per share, for a total of $96.3 million of share repurchases. As of March 31, 2019, the Company has approximately 29.1 million shares remaining available for repurchase pursuant to the previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will continue to take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s forecasts for light vehicle production for the second quarter and full year of 2019 are based on IHS Markit's mid-April 2019 forecasts for light vehicle production in North America, Europe, China, and Japan and Korea and are detailed in the table herein.

Light Vehicle Production (per IHS Markit mid-April light vehicle production forecast)
(in Millions)
Region	2Q 2019	2Q 2018	% Change	Calendar Year 2019	Calendar Year 2018	% Change
North America	4.31	4.36	(1)%	16.68	17.06	(2)%
Europe	5.59	6.01	(7)%	21.49	22.22	(3)%
Japan and Korea	3.17	3.23	(2)%	13.11	13.26	(1)%
China	6.52	6.74	(3)%	26.88	26.85	—%
Total Light Vehicle Production	19.59	20.34	(4)%	78.16	79.39	(2)%

Exhibit 99.1

Based on the above IHS Markit light vehicle production forecasts, current forecasted product mix and expense growth estimates, the Company continues to maintain its previously announced annual guidance for revenue, gross margin, operating expenses, capital expenditures, estimated tax rate, and depreciation and amortization for calendar year 2019. The Company also continues to maintain annual revenue guidance for calendar year 2020.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking

Exhibit 99.1

statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (April 16, 2019) (http://www.gentex.com/forecast-disclaimer).
FIrst Quarter Conference Call
A conference call related to this news release will be simulcast live on the internet beginning at 9:30 a.m. ET today, April 24, 2019. The dial-in number to participate in the call is 844-389-8658, passcode 7669065. Participants may listen to the call via audio streaming at www.gentex.com or by visiting  https://edge.media-server.com/m6/p/7hwgu3v3. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three months ended March 31,
	2019	2018	% Change
North American Interior Mirrors	2,227	2,326	(4)%
North American Exterior Mirrors	1,229	818	50%
Total North American Mirror Units	3,455	3,143	10%
International Interior Mirrors	5,256	5,319	(1)%
International Exterior Mirrors	1,971	2,114	(7)%
Total International Mirror Units	7,227	7,433	(3)%
Total Interior Mirrors	7,483	7,644	(2)%
Total Exterior Mirrors	3,199	2,932	9%
Total Auto-Dimming Mirror Units	10,682	10,576	1%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three months ended March 31,
	2019	2018
Net Sales	$468,588,997	$465,420,105

Cost of Goods Sold	298,944,494	292,791,704
Gross Profit	169,644,503	172,628,401

Engineering, Research & Development	28,089,181	26,049,258
Selling, General & Administrative	19,958,991	18,063,810
Operating Expenses	48,048,172	44,113,068

Income from Operations	121,596,331	128,515,333

Other Income	3,312,210	3,244,598
Income before Income Taxes	124,908,541	131,759,931

Provision for Income Taxes	20,628,130	20,511,188

Net Income	$104,280,411	$111,248,743

Earnings Per Share
Basic	$0.40	$0.40
Diluted	$0.40	$0.40
Weighted Average Shares
Basic	257,822,836	274,759,516
Diluted	259,105,232	277,509,428

Cash Dividends Declared per Share	$0.115	$0.110

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2019	December 31, 2018
ASSETS
Cash and Cash Equivalents	$221,688,575	$217,025,278
Short-Term Investments	180,313,222	169,412,999
Accounts Receivable, net	244,266,296	213,537,799
Inventories	225,303,042	225,281,599
Other Current Assets	14,824,876	25,672,579
Total Current Assets	886,396,011	850,930,254

Plant and Equipment - Net	492,613,112	498,473,766

Goodwill	307,365,845	307,365,845
Long-Term Investments	126,528,508	137,979,082
Intangible Assets	264,850,000	269,675,000
Patents and Other Assets	22,612,152	23,242,633
Total Other Assets	721,356,505	738,262,560

Total Assets	$2,100,365,628	$2,087,666,580

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$184,493,872	$170,608,565
Other Non-current Liabilities	5,509,373	784,866
Deferred Income Taxes	53,287,636	54,521,489
Shareholders' Investment	1,857,074,747	1,861,751,660
Total Liabilities & Shareholders' Investment	$2,100,365,628	$2,087,666,580